UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2017

TRIUMPH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12235	51-0347963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

899 Cassatt Road, Suite 210		19312
Berwyn, Pennsylvania		(Zip Code)
(Address of principal executive offices)

(610) 251-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [  ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Triumph Group, Inc. (the “Company”), substantially all of its domestic subsidiaries, as co-borrowers and guarantors (collectively, the “Subsidiary Co-Borrowers”), the lenders party thereto and PNC Bank, National Association, as administrative agent (the “Administrative Agent”), are party to that certain Third Amended and Restated Credit Agreement, dated November 19, 2013 (as amended and otherwise modified immediately prior to the Eighth Amendment (as defined below), the “Existing Credit Agreement”), pursuant to which the lenders (i) made a $375 million term loan to the Company and the Subsidiary Co-Borrowers on the closing date and (ii) provided a $1 billion revolving line of credit pursuant to which the Company and its Subsidiary Co-Borrowers may borrow revolving credit loans and multicurrency swing loans (subject to certain sublimits) and cause to be issued letters of credit (subject to certain sublimits), in an aggregate principal amount not to exceed $1 billion outstanding at any time.

On May 1, 2017, the Company entered into an Eighth Amendment to the Third Amended and Restated Credit Agreement (the “Eighth Amendment Effective Date”), among the Company, the Subsidiary Co-Borrowers, the lenders party thereto and the Administrative Agent (the “Eighth Amendment,” and the Existing Credit Agreement, as amended by the Eighth Amendment, the “Credit Agreement”). The Eighth Amendment amended the Existing Credit Agreement to, among other things, (i) eliminate the total leverage ratio financial covenant, (ii) increase the maximum permitted senior secured leverage ratio financial covenant applicable to each fiscal quarter, commencing with the fiscal quarter ended March 31, 2017, and to revise the step-downs applicable to such financial covenant, (iii) reduce the aggregate principal amount of commitments under the revolving line of credit to $850.0 million from $1 billion, (iv) modify the maturity date of the term loans so that all of the term loans will mature on March 31, 2019, and (v) establish a new higher pricing tier for the interest rate, commitment fee and letter of credit fee pricing provisions and provide that the highest pricing tier will apply until the maximum senior secured leverage ratio financial covenant is 2.50 to 1.00 and the Company delivers a compliance certificate demonstrating compliance with such financial covenant.

The Eighth Amendment also provides the Company’s Vought Aircraft Division (Triumph Aerostructures, LLC) and certain affiliated entities (collectively, the “Vought entities”) with the option, if necessary, to commence voluntary insolvency proceedings within 90 days of the Eighth Amendment Effective Date, subject to certain conditions set forth in the Credit Agreement. Upon the commencement of such proceedings, the Vought entities would no longer be Subsidiary Co-Borrowers under the Credit Agreement, and transactions between any of the Vought entities, on the one hand, and the Company and any of the Subsidiary Co-Borrowers, on the other hand, will be restricted.

The Company entered into the Eighth Amendment, among other reasons, in order to provide the Vought entities with greater financial flexibility to address their significant cash utilization relative to certain contracts. The Company expects that any actions it may take regarding the Vought entities will improve the Company’s credit profile and equity value. The Company continues to execute its transformation strategy to strengthen its operations, enhance its liquidity and drive profitable growth.

The obligations under the Credit Agreement and related documents continue to be secured by liens on substantially all of the assets of the Company and its domestic subsidiaries pursuant to a Second Amended and Restated Guarantee and Collateral Agreement, dated as of November 19, 2013, among the Company, the domestic subsidiaries of the Company party thereto and the Administrative Agent, and certain other collateral documents.

The foregoing description of the Eighth Amendment and the Credit Agreement is qualified in its entirety by reference to the actual terms of the Eighth Amendment and the Credit Agreement. The Eighth Amendment is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Eighth Amendment to the Third Amended and Restated Credit Agreement dated May 1, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 5, 2017	TRIUMPH GROUP, INC.

		By:	/s/ Thomas A. Quigley, III
Thomas A. Quigley, III
Vice President and Controller

TRIUMPH GROUP, INC.
CURRENT REPORT ON FORM 8-K
EXHIBIT INDEX

Exhibit No.	Description
10.1	Eighth Amendment to the Third Amended and Restated Credit Agreement dated May 1, 2017